Exhibit 99.1
Financial News Release

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES 45.5% SEQUENTIAL REVENUE GROWTH IN THIRD
QUARTER 2009 RESULTS
Fort Collins, Colo., October 28, 2009 – Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the third quarter ended September 30, 2009.
Sales for the third quarter of 2009 increased 45.5% to $51.8 million from $35.6 million in the second quarter of 2009, and decreased 38.8% from $84.5 million in the third quarter of 2008.
Growth in several markets drove the increased revenues in the third quarter. The primary drivers were sales to the semiconductor capital equipment market, which rose 70.7% sequentially to $20.8 million, representing 40.2% of total sales for the quarter, and sales to the non-semiconductor markets, which increased 39.2% sequentially to $20.3 million, representing 39.2% of total sales for the quarter. Service sales were also strong at $10.7 million or 20.6% of total sales for the quarter. Our book to bill ratio for the third quarter was 1.16:1 up from 1.06:1 in the second quarter of 2009 which drove a 32.1% sequential increase in our backlog to $34.6 million at the end of the third quarter compared to $26.2 million at the end of the second quarter.
Our gross margin was 30.1% in the third quarter, up from 22.3% in the second quarter of 2009, and down from 41.7% for the third quarter of 2008. The sequential improvement was driven by product mix increased revenue as well as continued cost controls.
The third quarter net loss was $8.4 million or $0.20 loss per share, compared to a net loss of $16.0 million or $0.38 loss per share in the second quarter of 2009. In the third quarter of 2008, net income was $5.4 million or $0.13 earnings per diluted share.

We ended the quarter with $177.3 million in cash, cash equivalents, and marketable securities; a $2.0 million increase sequentially.
“Our strong sales performance in the third quarter was driven by the continued recovery in the semiconductor market as factory utilization at chip manufacturers rose, driving orders for new equipment. The majority of our non-semi markets also grew, reflecting improvement in the broader economy over the first half of the year.” said Hans Betz, president and CEO.
“The Solaron inverter took the spotlight once again this quarter, as our market penetration deepened, reflected by increased bookings and backlog. We increased our production capacity for inverters as our order volume outstripped our capacity in the third quarter. We also expanded the Solaron product family in the quarter with the introduction of our European 500KW inverter and today’s announcement of the Solaron 250KW inverter, addressing expanding another portion of the commercial solar market.”
Fourth Quarter 2009 Guidance
The Company anticipates fourth quarter 2009 results to be within the following ranges:
•	Sales of $56.0 million to $62.0 million

•	Loss per share of $0.07 to $0.14
Third Quarter 2009 Conference Call
Management will host a conference call today, Wednesday, October 28, 2009, at 8:30 am Eastern Daylight Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing (888) 713-4717. International callers may access the call by dialing (816) 650-2836. Participants will need to provide a conference passcode 35702731. For a replay of this teleconference, please call (800) 642-1687 or (706) 645-9291, and enter the passcode 35702731. The replay will be available through 12:00 a.m. Eastern Daylight Time, October 30, 2009. A webcast will also be available on the Investor Relations webpage at http://ir.advancedenergy.com.
About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Specifically, AE targets solar grid-

tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
The Company’s expectations with respect to guidance to financial results for the fourth quarter ending December 31, 2009 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advancedenergy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
Sales	$51,762	$84,510	$35,567	$119,956	$261,393
Cost of sales	36,181	49,249	27,636	90,056	155,008

Gross profit	15,581	35,261	7,931	29,900	106,385
	30.1%	41.7%	22.3%	24.9%	40.7%
Operating expenses:
Research and development	10,195	14,681	10,742	32,035	41,528
Selling, general and administrative	10,788	14,337	10,166	30,349	42,760
Amortization of intangible assets	123	223	120	465	689
Impairment of goodwill	—	—	—	63,260	—
Restructuring charges	235	522	739	4,370	1,589

Total operating expenses	21,341	29,763	21,767	130,479	86,566

Income (loss) from operations	(5,760)	5,498	(13,836)	(100,579)	19,819

Other income, net	506	429	627	1,415	2,330

Income (loss) from operations before income taxes	(5,254)	5,927	(13,209)	(99,164)	22,149
Provision for income taxes	3,177	558	2,825	5,064	4,951

Net income (loss)	$(8,431)	$5,369	$(16,034)	$(104,228)	$17,198

Basic earnings (loss) per share	$(0.20)	$0.13	$(0.38)	$(2.48)	$0.40

Diluted earnings (loss) per share	$(0.20)	$0.13	$(0.38)	$(2.48)	$0.40

Basic weighted-average common shares outstanding	42,004	41,787	41,948	41,944	42,773

Diluted weighted-average common shares outstanding	42,004	42,201	41,948	41,944	43,183

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$139,679	$116,448
Marketable securities	37,601	33,266
Accounts receivable, net	37,160	56,549
Inventories, net	36,472	46,659
Deferred income taxes	4,392	13,253
Other current assets	5,241	5,324

Total current assets	260,545	271,499

Property and equipment, net	29,916	31,322

Long-term investments	—	30,401
Deposits and other	7,527	7,528
Goodwill and intangibles, net	6,355	72,918
Deferred income tax assets, net	14,727	6,969

Total assets	$319,070	$420,637

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,983	$8,005
Other accrued expenses	19,194	23,928

Total current liabilities	34,177	31,933

Long-term liabilities	11,655	12,155

Total liabilities	45,832	44,088

Stockholders’ equity	273,238	376,549

Total liabilities and stockholders’ equity	$319,070	$420,637